Exhibit 99.1


           Possis Medical, Inc. Expands its AngioJet(R) Rheolytic(TM) Thrombectomy Product Line by Releasing Two New Specialized Catheters


    MINNEAPOLIS--(BUSINESS WIRE)--July 20, 2005--Possis Medical, Inc. (NASDAQ:POSS) today announced market release of the AngioJet DVX(TM) and XMI(R) Rapid Exchange Plus (XMI-RX+) Rheolytic Thrombectomy catheters. Over the past eight weeks the Company has been conducting pre-release evaluations for these two new catheters at select hospitals throughout the United States. Both products are now fully released for sale in the U.S. by the Possis field sales force and internationally through the Company's network of distributors.
    In diseased peripheral arteries, large amounts of thrombus can form and, over time, grow more resistant to removal. In response to doctors who asked for a more powerful device to clear these difficult clots from large arteries, the Possis research and engineering team designed the new AngioJet DVX thrombectomy catheter. By enhancing the company's patented Cross-Stream(R) technology, the DVX catheter has an enlarged area of effect and provides a five-fold increase in clot removal power. Dr. Gary Ansel, interventional cardiologist at Riverside Methodist Hospital, Columbus, Ohio said, "With the number of peripheral vascular disease patients increasing, new interventional techniques and devices are needed to treat this disease and provide better patient outcomes. The new AngioJet DVX catheter provides a more aggressive treatment for those with peripheral arterial disease...the increase in power provides more clot removal from larger arterial vessels than possible with the current peripheral catheter."
    The DVX catheter joins the AngioJet Xpeedior(R) catheter and Power Pulse(TM) Delivery as the Company's primary solutions for large-artery thrombectomy. As Possis moves forward to explore the potential treatment of acute deep vein thrombosis (DVT), it is likely that the DVX catheter will be the preferred investigational device for any clinical studies.
    In the heart, the arteries are small and the clot is usually very fresh so less power is needed to clear a vessel. The goal is to provide a thin catheter that is highly maneuverable to navigate tortuous coronary arteries. The Possis AngioJet XMI-RX+ catheter represents the fourth generation of design. This small-diameter catheter delivers several improvements in handling. "The XMI-RX+ catheter has several changes compared to their earlier catheters," said Dr. Atul Chawla, interventional cardiologist at Mercy Medical Center, Des Moines, Iowa. "My colleagues and I feel that these modifications have made the XMI-RX+ catheter handle much better," he said. The XMI-RX+ is currently cleared for use in peripheral arteries and Possis anticipates coronary approval by early fall, 2005.
    "We are happy with the physician feedback from our pre-release evaluations with the DVX and XMI-RX+ catheters," said Robert G. Dutcher, President and CEO of Possis Medical, Inc. "The DVX catheter is a welcome addition to our peripheral product line, being a response to physician requests for a more powerful AngioJet catheter designed to remove difficult thrombus. We are also excited about the improved performance of the XMI-RX+ catheter. Once coronary approval is obtained from the FDA, we fully expect the XMI-RX+ catheter to become the workhorse catheter for clearing thrombus from heart arteries." Expected revenue from DVX and XMI-RX+ catheter sales have been reflected in the Company's current guidance.
    Possis Medical Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet Rheolytic Thrombectomy System is marketed in the United States for blood clot removal from coronary arteries and coronary bypass grafts, leg arteries and AV dialysis access grafts.
    Certain statements in this press release, such as those relating to future clinical trials with a new device, product performance, revenue projections, and expected product indications, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. A discussion of the factors that could impact the Company's future results are set forth in the cautionary statements included in Exhibit 99 to the Company's Form 10-K dated September 20th, 2004, filed with the Securities and Exchange Commission.


    CONTACT: Possis Medical, Inc., Minneapolis
             Jules L. Fisher, 763-450-8011
             jules.fisher@possis.com